Exhibit 99.2

CADENCE DESIGN SYSTEMS, INC.

Moderator: Bill Porter
July 15, 2003
1:45 PM Pacific Daylight Time

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the Cadence Design Systems Second Quarter 2003 Earnings Release Conference Call.

During the presentation all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time, if you have a question, please press the 1 followed by the 4 on your telephone.

As a reminder, this conference is being recorded Tuesday, July 15, 2003. I would now like to turn the conference over to Bill Porter, Chief Financial Officer. Please go ahead, sir.

Bill Porter:	Thank you, operator.

This is Bill Porter and I am here today with Ray Bingham, President and Chief Executive Officer. Welcome to our Second Quarter Earnings conference call for 2003. We appreciate your patience, as we understand we had some logistical problems getting our press release on the web. And that should all be completed and you should be able to get it now on Businesswire so thank you for that.

The webcast of this call can be accessed through our website, www.cadence.com and will be archived for one week.

First, the “Safe Harbor” statement. The discussion today will contain forward-looking statements and actual results may differ materially from those expectations. For more information or factors that could cause a difference in results, please refer to the 10-K for the period ended December 28, 2002, and the 10-Q for the period ended March 29, 2003.

All numbers reflect earnings, excluding goodwill and unusual items. GAAP earnings and reconciliations of the numbers are available in the earnings press release we issued this afternoon, which is available on our website, www.cadence.com.

With that, I’ll turn the call over to Ray Bingham.

Ray Bingham:	Thank you, Bill. Good afternoon.

This quarter we made good progress towards achieving our 2003 financial goals. Earnings per share were nine cents. Total revenue was $276 million, consistent with our guidance. Eighty-two percent of our Q2 product business was booked under subscription licenses. I am pleased with these results.

Today I’ll cover our technology leadership role in the design automation business, how we are executing our strategy of making customers successful and our business execution.

A year ago, I shared with you our strategy for building the best design implementation technology solutions for our customers. At that point, we had acquired four critical technologies in advanced physical design. We integrated these technologies with the Cadence timing engine and our internally developed products, launching the resulting Encounter platform in September. Since then, three major releases have increased the level of integration and added key capabilities to this platform, including the OpenAccess database.

The technology advantage of integrating Encounter is being proven by our customers as we speak. They are actively engaged in over 200 tapeout projects — using SOC Encounter — at both 130 and 90 nanometer technologies. In Q2, for example, Renesas adopted SOC Encounter as a standard design flow for 130 nanometer and below.

Any designer will tell you it’s a different world at 130 nanometers. One that demands a whole new approach to architecture and database. That’s why, we have invested in First Encounter and the signal integrity-ready routing of NanoRoute, both of which are a generation ahead of the rest of the industry. With the acquisition of Get2Chip, we are now integrating new generation nanometer synthesis technology into physical synthesis within Encounter. For example, in Q2, Encounter, including RTL Compiler from “Get 2Chip” and the NanoRoute Ultra router has enabled Toshiba to deliver the world’s fastest 64-bit MIPS core.

No IC design solution is complete without a strong custom analog offering. We are the clear leader in that space. Historically, many large IC companies have relied on their own tools for custom analog. With the productivity and automation we offer with new integrated flows in the custom analog area, we were able to change all that with three leading customers this quarter, both here in North America and in Asia.

During the last six months, we completed the integration of two leading custom analog technologies that we acquired — Aptivia and Ultrasim — which are shipping today as part of the Cadence custom analog solution. Aptivia provides analog automation, reducing the overall analog design cycle time by 30%. Ultrasim is the leading fast-SPICE simulation technology. In addition, Cadence began shifting the Virtuoso Chip Editor on OpenAccess, delivering 10X performance and 3X capacity improvements.

These are exciting times for Cadence. We have technology leadership in physical implementation. And now, we also have the ability to bring the whole solution to market for both functional and logic designers. With the recent acquisition of Get2Chip and yesterday’s announcement of the Verplex acquisition, we are bringing together a solution that provides the highest performance and the highest impact on timing closure and chip performance.

Think about it. Get2Chip synthesis, Verplex formal verification, IBM test technology and Cadence Incisive software and hardware-based verification integrated into one place from one supplier. Engineers designing big, fast chips are incredibly excited by this combination. For the first time, all of the leading technologies have been inside Cadence. Our mission in the design space for the next 12 months is to bring these technologies together for our customers. The Incisive platform is yet another example of great technology and great integration providing massive productivity to customers. We developed the leading-edge engines in verification, designed them into a platform, and brought them to market as a fully-integrated solution.

The Incisive platform announced in the first quarter started with great momentum with companies like Nvidia, Force10 and with strategic partners like ARM. That momentum continued into this quarter, Q2, with ten strategic Incisive wins, including Samsung, Matsushita, and S3.

Now the verification strategy is on track. For the second quarter in a row Incisive was ahead of plan and continues to gain momentum. In addition, for the second quarter in a row, emulation had a very strong quarter. We are leading this emulation segment, winning new customers in existing markets and getting into new ones as a result of the Incisive platform. Our synthesis bookings also are exceeding our expectations only two months after acquiring Get2Chip and its RTL Compiler. Teradiant Networks is a fabless semiconductor company leading the next generation of highly integrated network processing engines. Teradiant drew on the strength of RTL Compiler to design a network-processing chipset containing more than 200 million transistors. This chipset, TeraPacket, is among the densest chipsets designed to date.

Our technology strength is clear. In addition, Cadence leads in Silicon Design Chain integration, with partners like Applied Materials, ARM, Artisan, IBM, and TSMC. This is critical to completing the customer’s solution. Game-changing moves like OpenAccess and X Architecture further strengthen this position. All of our products are already on or moving rapidly to OpenAccess.

In addition, more than 800 OpenAccess licenses have been issued by Si2 this year. Regarding the X Architecture, we are very pleased that another major Japanese semiconductor supplier has licensed the Cadence intellectual property for the X Architecture.

All of these leading edge technology efforts are gaining traction as we speak. The opportunity here is to change the game for our customers with the new generation Cadence. The pieces are in place. As I said before, these are exciting times for Cadence.

Vendor consolidation is happening and it plays to our strength. Customers are looking for partners that can provide great technology, productivity gains, cost savings, and reduced risk. Our customers see the benefits of a close relationship with Cadence. We make a significant commitment to their success as we replace internal technology, help them reduce cost by reducing the number of vendors they have to deal with, and provide services and methodologies. This approach helped us close two very large contracts in Japan for example. One such: a leader like Renesas.

We have a tremendous focus on technology and a tremendous focus on customers. We also continue to make decisive changes to our business structure to streamline our operations that we believe will enable us to get closer to those customers. I was pleased to be in Japan last week, for an important event. With the support of all of the big players in the Japanese semiconductor industry, we launched a new era for Cadence Japan. We acquired major parts of Innotech, our exclusive distributor in Japan, including approximately 50 sales people and AEs. In addition, we appointed Bob Kawashima, former president of Innotech, to be president of Cadence Japan. Cadence Japan will now sell directly to every major company in the Japanese semiconductor industry.

Innotech will focus for its part on the Japanese systems market, a growth segment for the industry, and on developing new business. This arrangement provides us with a more efficient channel and a larger presence in Japan.

In every geography, in every market, our customers tell us that our products speak to their needs, that our platforms are critical to their success and, while we expect to continue investing in our market leading platforms in the current business environment, we must also continue to work to refine our operations.

A careful analysis of technology and customer priorities has resulted in a decision we announced this morning to eliminate approximately 500 jobs or about 10% of our world-wide employment. These moves are about streamlining Cadence — fewer layers, focused teams. I am determined to make this organization in every discipline and every geography more focused and responsive to customers.

Let me close my comments by saying that we still have not seen any meaningful upturn in the IC market. Customers are still very focused on improving their bottom lines. In response, we are riveted on customers and partners as they tackle the most difficult technical problems in the industry. They are aggressively going after those problems and we are privileged to be a part of that team.

Tough technical challenge goes hand-in-hand with all significant technological advances. That is what Cadence thrives on. And while these challenges sometimes keep us up at night, they are also what gets us going in the morning.

So let me recap — our strategy is working, we are on track, and I am very confident in the future of Cadence. Now let me turn the call over to Bill who will take you through the numbers.

Bill Porter:	Thanks Ray.

During Q2, we closed the business we targeted, even though the customer environment remains difficult with visibility into end-markets still limited. Total Q2 revenue of $276 million was at the higher end of our target range. Product revenue was $160 million, maintenance revenue was $81 million, and services revenue was $35 million.

We booked 82% of our Q2 product business under subscription licenses, within our target range of 80-90%. Revenue from backlog came in as expected with approximately 65% of software product revenue coming from ratable backlog in Q2. As we approach equilibrium in the subscription model towards the end of 2004, the percentage of revenue from backlog will approach the 80-90% target range. Average contract life was 2.9 years. We believe that by keeping our contract duration below three years, we have a better opportunity to receive increased value as the economy recovers. We believe this is a preferable approach to the lengthening of contracts we have seen from some of our competitors.

In Q2, we achieved earnings per share on a pro forma basis of nine cents on net income of $25 million. On a GAAP basis, including amortization of acquired intangibles of $26 million, amortization of deferred stock compensation of $10 million, and write-off of in-process technology for Get2Chip and other items of $9 million, net of tax effects, we had a loss of $8 million dollars or three cents per share.

Please refer to our earnings press release or our website cadence.com for a detailed reconciliation between GAAP and pro forma earnings.

Our geographic mix was very similar to Q1. North America contributed 55% of the revenue, Europe 15%, Japan 22%, and Asia 8%. Cadence also strengthened its channel in Japan as a result of completing the acquisition of major parts of the Innotech EDA software distribution business. We expect a limited near term impact on the top line from this strategic investment with longer term benefits deriving from a closer relationship with customers, and a more efficient channel. The acquisition should be about one cent dilutive in Q3. Total costs and expenses were down 10% from the second quarter of 2002. We expect total cost and expenses for the second half of 2003 to be down about 20%. Now this includes the effects of the restructuring currently underway as well as the estimated impact of the Verplex acquisition which we expect to be about one cent dilutive in Q3.

At the same time as we are driving more efficiency into our organization, you’ll also see us continue to support our strategy with the acquisition of key technologies and talent. The actions we are taking to reduce our work force by approximately 500 positions, or about 10% of employment worldwide, will result in a Q3 restructuring charge of approximately $60 million.

Quarter end head count was approximately 5,000. DSOs increased to 107 days from 105 days in Q1 due to more business done on a net-30 basis, the addition of some receivables associated with the Innotech acquisition and lower receivable sales.

DSOs will trend down over time as we move through the license transition, but because of the higher starting point in Q2 and our continuing efforts to accelerate payments, we are revising our target range for DSOs. We now expect DSOs to be in the mid 90s in Q3, mid to high 80s in Q4 and in the mid 70s by the end of 2004. Now the quality of receivables remains high with receivables 90 days past due at 2%, the lower end of our target range of 2% to 3%. We ended the quarter with $207 million in cash. About $80 million was used for acquisitions. Capital expenditures were $20 million as expected.

As further evidence of the improving efficiency of our business, we’re on track for CapEx to be down about 40% from 2002. We did not repurchase any stock in the quarter because of our acquisition activity. Authorization remains at about $370 million. You should expect us to continue to use our free cash flow both to repurchase stock and to support our strategy through the acquisition of key technologies. We generated approximately $37 million of operating cash flow, which includes $17 million of restructuring cost. Operating cash flow, which tracks with operating income, will improve as operating income increases throughout the remainder of year.

Now I’ll turn to our outlook for Q3 and the year. In this soft economy, the principal compelling events for our customers to buy are renewals or the introduction of new technology. We continue to do well with the new technology and renewals as they come due. Non-renewal-based business is slower due to continuing customer caution with discretionary spending. Therefore we now expect bookings for the year to be down approximately 10% from 2002.

For Q3, we expect total revenue to be in the range of $265 million to $275 million, 65% to 70% software product revenue to come from the ratable backlog. Pro forma earnings per share to be in the range of 11 cents to 13 cents.

For 2003 we expect total revenues to be in the range of $1.09 billion to $1.13 billion. Pro forma earnings per share to be in a range of 48 to 52 cents. Subscriptions should continue to make up 80 to 90% of the total software bookings.

In summary we are continuing to invest in the future of our company. We’ve also made some very difficult decisions in order to make adjustments that will bring better focus to our business and we are confident that together these actions will enable us to continue delivering market leading technologies and solutions to our customers.

With that, operator, I’d like to open it up for questions.

Operator:	Thank you. Ladies and gentlemen if you would like to register a question please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. If you are using a speakerphone, please lift your handset before I turn your request. One moment please, for the first question.

Our first question comes from the line of Erach Desai with American Tech Research. Please proceed with your question.

Erach Desai:	Good afternoon. Where do I start? Let me start with Ray. Ray, broad, big picture question: you’ve commented and Bill’s commented too that you’ve not seen a material pick-up in the IC business overall. I think both Synopsys and Mentor in their past reports — seem to suggest that things are improving. Is this the case that we should interpret of market share dislocation?

Ray Bingham:	No Erach, I don’t think that that’s the right conclusion. We remain very clear on the evidence that we’re seeing that we continue to make very strong progress, including progress in taking share. I think it’s a question of whether your are — of what you’re focused on. Certainly there are some encouraging harbingers in the marketplace that are encouraging, for example with the stock market to start to discount the future in favor of an upturn.

What I’m reporting to you is two things. One is the continued focus of our customers on growing their bottom line at a time that they are having great difficulty growing their top line. And also the fact that the preponderance of customers and for most of their businesses are simply not seeing anything other than glimmers of encouragement in a few segments but far from enterprise-wide.

Erach Desai:	I think that’s consistent with — I guess what the EE Times survey showed at the DAC conference.

Ray Bingham:	I’m not familiar with that, Erach.

Erach Desai:	Okay. Fair enough. The second question I guess is for — is still for you Ray. If within this restructuring, the elimination of jobs obviously well rumored and both debated and talked about, I’m just curious is there any organization — I guess there is a rumbling of some organizational changes and a more of an organizational focus in terms of some of — how the market especially on the overall, you know, design side seems to be bearing out. Could you give us a sense of it if there is a sort of a new divisionalization or anything like that?

Ray Bingham:	Sure. First of all, if you step back and look at the investment that we’ve been making over the last couple of years in building this physical implementation leadership that I spoke of in my comment. If you look at the very important technology investments that we’ve made as well as the hiring that we’ve done over the last couple of years, it’s a natural thing to step back and see a focus on streamlining and rationalizing those investments. That just makes sense, especially in an environment where, while we can all be hopeful about the economy, the evidence is that it’s just hasn’t turned yet. As we looked at the streamlining that we’ve done, it has affected every geography, every organization. There are some businesses that we’re certainly reducing the focus in and some other businesses where we’re building additional focus. Those are — we took this as a matter of focusing on strategic priorities in building from the bottom-up. A zero-based approach to our business to align around the things we are trying to accomplish in the marketplace.

We are drawing a slightly different point internally in our organizations. We have announced internally that we are focusing our product business into two areas. One, a continuing focus on the physical implementation side of the house which is led by Lavi Lev and then a new focus, design and functional verification, which will be led by Penny Herscher.

That business will contain the synthesis technologies that we have — already have in-house — plus that we acquired from Get2Chip plus functional verification and emulation — the Incisive assets — the whole verification platform that comes together, as well as the IBM test technology and that team that we brought in from IBM last fall.

Erach Desai:	And so it sounds to be more of a business unit or business focus alignment rather than a functional marketing versus R&D type of organization.

Ray Bingham:	The organization in the company was already business- driven, what I’ve done is to divide it between the design and verification focus part of our customers and the physical implementation part of our customers so as to bring more business focus into the marketplace. We will of course be benefiting our channel significantly that way because we simply give them a crisper view of how customers are doing design and the problems they’re trying to accomplish.

Erach Desai:	Thanks Ray.

Bill, a harder question for you. I guess you are changing — for this year your bookings outlook or growth outlook I should say, bookings growth. I am trying to reconcile. You did $276-odd million in revenues this quarter. You will be adding Verplex, you’ll be getting more from Get2Chip going forward. The Japan realignment should give you an incremental more in revenue. Why the down effectively revenue guidance sequentially?

Bill Porter:	Erach. A couple of points, then, I’ll just talk in general. For the Japan channel, I think one of the clarifications that is probably important is that our distributor markup has been relatively modest. So as we go ahead and acquire the major parts of that business, we are not going to see a significant adder to our top line.

You know, eventually, as we continue to work very closely with those large customers, of course we think we will be able to bring more top line but that’s going to be over a longer period of time. That’s not a short term effect of picking up distributor commission because that was very modest

So as we looked at the full year, one of the things that we have been seeing is, you know, that our renewal business is doing right as we expected. And we are winning with new technology. But really as we talk our pipeline, you know, it isn’t as robust as we expected and so, you know, we are revising down our total bookings outlook for the year just because we see the environment just staying as it is. And we don’t want to try to reach too hard for, you know, additional pipeline business. It’s much better left to renew in 2004 and to pick it up when the economy picks up.

So I think we’re just having a more conservative view of bookings and we’ve reflected that in our top line outlook. And we do expect to get traction with Verplex and the newer technologies but not significant enough to offset what we think is just going to be kind of a difficult pipeline environment for the rest of 2003.

Erach Desai:	Oh come on. Second half recovery evidence is all over the place. Thank you.

Operator:	Our next question comes from the line of Bill Frerichs with DA Davidson and Company. Please proceed with your question.

Bill Frerichs:	Good afternoon Ray and Bill. When you mentioned the business lines, realignment it sounds to me like it’s more structurally at least akin to the way Synopsys goes to market. Is that right?

Ray Bingham:	I couldn’t comment on that, Bill. What we’re looking at is where we have powerful new technologies that naturally group together and aligning that with what our customers are telling us they want to focus on.

Bill Frerichs:	Okay. And then you — I take it you’re regionalizing the U.S. as a business unit on its own P&L more or less and this will be customers of those products groups. Is that how it’s going to work?

Ray Bingham:	Yes.

Bill Frerichs:	Okay and then will Japan be regionalizing in the same way on its own P&L?

Ray Bingham:	Well, Japan, Asia and Europe have been regionalized for some time.

Bill Frerichs:	So that’s already that way. So the U.S. becomes more like Japan, Asia and Europe.

Ray Bingham:	–From the way it operates, yes. We have named a head of the North America region – someone that is new to Cadence — Les Rechan, who I think you know. Les is leading the North America region as a P&L. Within that P&L, as with the other regions, he will be responsible for all field operations including the operation and delivery of field services.

Bill Frerichs:	Right. Okay and one last question is Mitsubishi-Hitachi combination of their semiconductor businesses. Did that bring forward or accelerate any deals that might have originated with one or the other that you could essentially renew or plan to renew in the near future?

Ray Bingham:	Well the fact that two of them came together in — as Renesas — it illustrates I think a new beginning, which resulted for us at least in a very significant contract.

Bill Frerichs:	Okay, and that booked in this quarter?

Ray Bingham:	That actually booked last quarter.

Bill Frerichs:	Last quarter, okay. And finally, what did you pay for the two acquisitions Innotech and Verplex?

Ray Bingham:	Haven’t announced that as yet, Bill.

Bill Frerichs:	Okay, very good. Thank you.

Ray Bingham:	Thank you.

Operator:	Our next question comes from the line of Raj Seth with SG Cowen. Please proceed with your question.

Raj Seth:	Thank you. I wonder if I can go back to Erach’s question for a minute as it relates to the different tone that you have relative to Synopsys and others. You mentioned renewals as a point of opportunity for sales in this difficult environment. And I’m curious if there’s a way to characterize where you are in your big deal renewal cycle? Is it that as we move into ‘04 you have a whole lot more renewals and therefore you would expect growth to pick up on the back of those and that you’re at a trough now. Is there any way you can talk about bookings across the next couple of quarters and how much comes from renewal activity and how that unwinds as we move in to ‘04?

Ray Bingham:	Raj, broadly in this environment, I believe that customers in order to spend money have to see some kind of compelling event. We’ve been very fortunate over the last year or so to create some of those compelling events because of the technology — the new technology we’re bringing to market.

So the principal compelling event in this kind of environment and certainly for the last couple of years has been the renewal opportunity. And I believe that that is far and away the most important theme in the design automation business right now whether you’re talking about Cadence or any of its competitors - that are competitors that are on a renewal-based licensing approach.

Speaking of Cadence, we saw just looking at that two-year time frame, a good renewal season in ‘02 and it’s resulted in the good growth for us in a really difficult period. ‘03 is not as strong a renewal period for us. The calendar of renewals is less than it was in ‘02 and certainly less than it will be as we see it in ‘04 and ‘05.

Now I won’t get specific about the rest of this year, I think those comments really stand by themselves. Renewals are driving the market today. New technologies are important as seeds and they’ve been certainly important for us to establish a bunch of new and critical customer relationships in parts of the market — the power user market — where we wanted to make a statement. But they’re driving small numbers today. They’re not the thing that’s moving at least the financial results.

Raj Seth:	So let me make sure that I’m clear here. So the assertion is that the difference in outlooks between you and your major competitor is driven principally — and correct me if I’m wrong — but principally by where you guys are in your various renewal cycles. Not any kind of meaningful, from your perspective, share shift that will evidence itself long term.

Ray Bingham:	I think that’s exactly right. We do not see loss of share. On the contrary, I am very satisfied that we’re making significant gains. And where we have invested and are delivering in the marketplace I think it’s showing and I believe the evidence is in the customer announcements we’ve been able to make.

Raj Seth:	One last question if I might, Bill. Can you — forgive me if you went over this a minute ago — can you clarify again what happens to the channel, the sales channel in the US as it relates to this reorganization? Are sales people getting new assignments, are you splitting the responsibility of sales people between verification and physical implementation tools, et cetera? What’s happening there?

Ray Bingham:	Raj, I have with me Penny, who is going to care a lot about how that plays out in the field with her new responsibilities. Let me ask her to comment on her planning with the field team.

Penny Herscher:	Sure. So Raj what we’re doing in the field in North America – [where we’ve put a lot of initial focus]. It’s no change in the fundamental structure of the account base team but we are putting specialist overlays in place, some who’ve come in with the acquisitions and also taking some of our stronger sales people and assigning them to the new — deployment of new technology into the marketplace.

So we will be relying on the incredible strength Cadence already has in customer relationships and the way we do business with our customers. Then augmenting that with compensation structures, specific quotas and specialists to help drive our new technology into the marketplace.

Raj Seth:	All right, thanks.

Operator:	Our next question comes from the line of David Dagleo with Boston and Company. Please proceed with your questions.

David Dagleo:	Hello gentlemen. I just want to understand the changing guidance for the DSOs, what’s causing that and do you feel pretty comfortable with the mid 70’s target long run?

Bill Porter:	Yes, David, because we have aggressively tried to get more of our business done on a shorter payment cycle, we did that this quarter and as a result, our shorter term receivables have gone up by having more net 30 business.

And in the short term, we’re going to continue to have that focus and that’s the major driver for our increase in DSOs. And as we continue to push for more payments, you know, within the earlier part of the contracts, we think that will continue at least for the next year or so. But as we look forward, we have been a little more conservative in our DSOs estimates but we feel confident we’d be able to get them by the time we get 2004 down to that mid-70’s range.

You know, there are some smaller things, as we acquire companies, we pick up some receivables like we did with some of the Innotech acquisition. And of course we’re also not selling as many receivables as in the past. So those were all smaller short-term pressures on DSOs.

David Dagleo:	Got it, got it. So the balance sheet trend that you’d see coming over the next six quarters would be what?

Bill Porter:	You know, I think as I’ve mentioned, we’re going to be into the mid 90’s in Q3...

David Dagleo:	Uh-huh.

Bill Porter:	.. . . should be able to get into the mid- to high 80’s in Q4.

David Dagleo:	Is this coming out of short term or long term is my question.

Bill Porter:	Yeah I’m just — okay, for long term, we’ll see long term also continue to come down. I don’t have the specific forecast for that over time but we can talk about that more if you like.

David Dagleo:	Okay. Thank you. Yep. Thank you.

Bill Porter:	You’re welcome.

Operator:	Our next question will come from the line of Jay Vleeschhouwer with Merrill Lynch. Please proceed with your question.

Jay Vleeschhouwer:	Yeah, thanks. Bill to start off since you’ve returned to having something to say about bookings. Can you talk at least about what happen in the second quarter? It would seem that product bookings would’ve been lower year-over-year, albeit up sequentially. And in the past, you’ve also talked about the sequential trends for the Encounter platform. Can you perhaps return to having something to say about that as well?

Bill Porter:	Yes, Jay, in terms of granularity for bookings as I think we’ve discussed over time, and we’re going to try and keep that on a kind of a longer term view. What I can tell you is that clearly our bookings were solidly book-to-bill positive — over one — and I’ll just leave it at that. I’m not going to get into specific quarter versus quarter.

And I think we’ve given also a good indication of how our Encounter platform is getting very good traction with production tape outs, which I think is a more important measure now because we’ve got the early proliferation already in the market, which we saw last year. So I think you just have to start looking at it a little differently. Incisive now is the product that is just getting introduced and is more accurately measured on initial sales for the first two quarters which we think is the right indication there and those are going up very solidly.

Jay Vleeschhouwer:	Okay. In terms of restructuring, is the 500 person reduction net of the 150 people you’re bringing into the company from Verplex and Innotech or is that 500 before you’re bringing those 150 in?

Bill Porter:	That’s a gross number, so that’s before, Jay.

Jay Vleeschhouwer:	Okay. So the net changes really 350 once you bring the new group in?

Bill Porter:	That’s accurate.

Jay Vleeschhouwer:	Okay. Okay. And your expense reductions in the second half encompass that?

Ray Bingham:	That is correct.

Jay Vleeschhouwer:	Okay. Ray, since you talked about the progress you’ve made over the last year in terms of technology integration, getting the applications up on OA and so forth. Can you talk about the milestones that we should look for over the next six to twelve months to get you to the point where you think you ultimately need to be in terms of having a stable or mature platform? And when will you say that the, you know, all the pieces which you say you have will be in effect, you know, fully-cooked and integrated and then be where they should be?

Ray Bingham:	Jay, we’re in a very dynamic market. And so to categorically say we’re done simply doesn’t happen. We started making some very strong moves two years ago because we saw this 130 and 90 nanometer coming at us. And that — and believed that we could distance ourselves from the pack by getting ready for it, and we believe we’ve done that.

Substantively, we think all of the pieces are in place for that implementation, the front end. But that doesn’t mean that all of the investments that we’ll ever make are done and certainly, not as the — for instance, design for manufacturing part of that world, become increasingly critical. And that’ll be an area of, perhaps, separate focus. If you choose to see it as a separate thing, I see it is a continuum.

There are other parts of the business that are important. The logic and functional verification business that Penny will be leading is an area of where we don’t have the kind of share that we have in the implementation business, and I think it’s a big opportunity for us to make a very strong move there, and as you take that [continuum on up into systems], there are I think, major technology advances, that are alive and well both inside of Cadence, and interesting things to look at outside that we would pay attention to.

Jay Vleeschhouwer:	Okay. Since Penny’s former job of Chief Market Officer will, for now anyway, will be vacant, is there some new way that you foresee having to get the message out to customers, I mean, is there some change of marketing orientation or messaging or anything of that kind?

Ray Bingham:	No, there’s not.

Jay Vleeschhouwer:	Okay. Bill, Synopsys on their conference calls — though they don’t give us a precise bookings number — will give us at least the perpetuals carryover from one quarter to the next, of unshipped perpetuals, is there a number like that in your case that you could talk about?

Bill Porter:	No, Jay. That’s not a significant impact for us.

Jay Vleeschhouwer:	Okay, so not a material number.

Bill Porter:	Correct.

Jay Vleeschhouwer:	Okay, a couple of more things, with respect to Innotech, you mentioned that there’ll be a balance sheet of effect from acquiring their receivables, are there any other balance sheet effects of a short-term or longer-term nature from the acquisition besides receivables?

Bill Porter:	Yeah. As part of the normal purchase accounting, Jay, you’ll see our intangibles go up, which is essentially, you know, what we acquired with in the customer contracts from, you know, that business. And then you’re going to see, you know, some long-term — that’s already reflected in our financials — the long-term liability for the purchase of the business. So that’s really it.

Jay Vleeschhouwer:	Okay. Is the amortization of those intangibles from Innotech significant to margins going forward?

Bill Porter:	No, it’s just part of the normal amortization of intangibles that you see with all of our acquisitions.

Jay Vleeschhouwer:	Okay. And then just one last thing on technology. Ray, you have said since pretty much at the beginning of the year, that one of the main objectives is to get as many of the applications as possible on OA. Are you pretty much done with that process? Do you think by the end of the year you’ll be where want to be with that availability?

Ray Bingham:	Yeah. Broadly, the answer is yes, but I think that the goal is to get everything on Open Access, which is well under way. Then there’s a goal of much, much deeper integration on Open Access so that it operates more like native. And that’s a continuing process. Penny?

Penny Herscher:	The Encounter platform actually shipped on Open Access — the version that shipped in December — and we have now shipped the custom tools on Open Access which is where those performance gains are coming from. So the big pieces are done, and now it’s refinement to the integration process. And also continuing to extend Open Access for new capabilities. We are very pleased with customer response on Open Access.

Jay Vleeschhouwer:	Okay. Just to kind of wrap up, do you think that analog — your analog business, your CIC business — bookings will match the corporate decline being down 10%, or do you think there you can do disproportionately better in analog than the rest of the business?

Ray Bingham:	Because the big numbers, Jay, are driven by renewals, I would expect that they will be similar in direction. I don’t think they’re going to break the curve of — we saw some very, very big years — ’01 and ‘02 — in analog mixed signal growth, as the market was filling the needs to get into that capability. In the current market, it’s more about what’s already there and renewing the contracts.

Jay Vleeschhouwer:	Okay, thank you very much.

Operator:	Our next question comes from the line of Garo Toomajanian with RBC Capital Markets. Please proceed with your question.

Garo Toomajanian:	Thanks, question, probably for Ray. Under the new restructuring plan that you mentioned, it sounds like you’re splitting synthesis and also IC implementation into separate groups. Are you seeing then that the customers aren’t necessary doing these as married pieces and are buying them separately?

Penny Herscher:	I’ll take that one. There’s two applications in synthesis. There’s a synthesis for the front end logic designer who is not going to go into physical implementation. That’s in the process of creating a working RTL — an RTL that is ready for the implementation.
And then the second application synthesis is in the physical implementation flow - synthesis, place and route flow. We’re applying Get2Chip technology both places. And there’s a classical logic synthesis tool, but also integrated into Encounter, and taking core technology and integrating it into the physical synthesis, as well as bringing some of the new technologists that are inside Get2Chip — but it’s not yet been announced — into the physical synthesis space.

Garo Toomajanian:	So are they — the Get2Chip technology might cross those lines then?

Penny Herscher:	Absolutely, it will cross.

Garo Toomajanian:	Okay, good.

Penny Herscher:	And it will be deployed both sides.

Ray Bingham:	And Garo, that’s not unique just to synthesis. The technology sharing is something that is already well understood among the business units that are being assigned between Penny and Lavi and those practices will continue.

Garo Toomajanian:	Okay, great. Regarding the asset acquisition from Innotech, I think you mentioned that you are acquiring their semiconductor business and leaving them with the systems business? Is that right?

Ray Bingham:	Let me be clearer about that, we’re acquiring most of their EDA software distribution capability and the purchase of the 50 sales and AE’s, led by Bob Kawashima. We will take responsibility for direct sales to most of, if not all of, the Japanese IC markets. Innotech, as our exclusive distributor, will continue to distribute Cadence software and services into the systems market, which we view as a real growth opportunity in the Japanese market.

Garo Toomajanian:	So then, are you acquiring then most of the business, is that over the 50% mark in terms of the amount of business that Innotech did for Cadence?

Ray Bingham:	Yes, in fact it’s on the order of 80-85% of what Innotech has done for Cadence...

Garo Toomajanian:	Okay, great.

Ray Bingham:	.. . . if you look at it from a bookings or a revenue point of view.

Garo Toomajanian:	Yep.

Ray Bingham:	So they’re going to — they’ve done a wonderful job of developing the IC market over the last ten years for us. Now they’re going to turn their focus to develop the systems market for us.

Garo Toomajanian:	Got it. Got it. And lastly, on the Verplex acquisition, I think that you said that it would be one cent dilutive in Q3 Bill. Do you see that then turning to probably breakeven in Q4 and accretive after that?

Bill Porter:	I do, Garo, This is just a short-term impact, we’re kind of getting in and getting in the transition, but you know, we should be able to see that, get accretive in 2004.

Garo Toomajanian:	Great. Thanks a lot.

Operator:	Our next question comes from the line of Mehdi Hosseini, with SoundView. Please proceed with your question.

Mehdi Hosseini:	Yes, good afternoon. I have a couple of questions. I’ll start off with the booking for the year, you know, you’re expecting to be down 10%, could you elaborate on customer types or end-market or different segments of the semis — where you see a strength or where see the weakness? Is this 10% down year-over-year driven by any particular segment or broad based? And I have some follow-up questions.

Ray Bingham:	Mehdi, it’s Ray. It’s broad. There are some exceptions that we could speak about where investments are a little more aggressive, but it’s on the margin. Companies involved — heavily involved — in wireless applications are doing somewhat better, but they’re still very focused on growing their bottom line because the top lines aren’t growing that much. Customers in the consumer areas of the market appear to be doing somewhat better, but they’re taking license in this environment to hammer costs and grow the bottom line as part of defining the value proposition to their shareholders.
In sum, while you can point at bright spots here and there — hand-held devices, consumer goods, some wireless applications — it’s a pervasive malaise or sideways market that most companies are experiencing, evidenced by lack of top line growth.

Mehdi Hosseini:	Sure. So, to that extent if we could look at it from a manufacturing point of view, are you seeing customers pushing out delaying the transition to a 90 nanometer? And to that extent, if you could elaborate on eventual transition from 130 to 90 nanometer. And how does the transition compare and contrast to the transition from 180 to 130 nanometer?

Ray Bingham:	Mehdi, we have seen it stretch out. Companies have put fewer projects and they’ve had to constrain resources in that as it moves in that direction. But we also see it coming back. We see our customers beginning to prioritize their investment towards the 90 nanometer flow that they know that they will need to deliver on, over the next year or so.
At the same time, something like 70-80% of the market is still designing at 180 nanometer or larger.

Mehdi Hosseini	So, would you expect 130 nanometer to have an extended lifetime compared to 180?

Ray Bingham:	Sure. I think that like 180, it will be longer than the people have predicted, but that nonetheless, the investments are now being made in the direction of 90 nanometer and we think that’s an important reason why we’re being successful, especially with the power users in the marketplace.

Mehdi Hosseini:	Sure, and my last question has to do with your new organization of product - product business groups. Now if I understand it correctly, you’ve separated business into physical implementation and design and functional verification. Correct?

Ray Bingham:	Correct.

Mehdi Hosseini:	But isn’t it kind of contrary to what you have been saying in the past where you’ve been talking about more of an integrated hierarchical product offering where everything’s integrated — front and back end integrated. Now in this new organization, to me, and maybe I’m missing something, you’ve gone back to the old way of doing things separating front end from back end.

Ray Bingham:	Well, I don’t think that this takes anything away from the integration story at all. We are in the market place with five platforms that are highly integrated. That takes integration up significantly from the very recent past of just selling tools. The synthesis, as we’ve discussed earlier, exists on both sides of the flow, verification technologies exist on both sides of the flow. What we’re describing is the focus internally on new technologies that are aimed at the logical designer, or the logic designer, and new technologies and a powerful set of platforms that are aimed at the physical implementation part of our customer activity.
So that’s the product level. As it relates to how are we go to market, it’s still very much an integrated product creation solution. What we’re talking to customers about is, is how they get products to market from creating logic to the front end all the way to the physical implementation at the back end.

Mehdi Hosseini:	Sure, okay, thank you.

Operator:	Our next question comes from the line of Rich Valera with Needham and Company. Please proceed with your question.

Rich Valera:	Thank you. I guess this is for you, Ray. You’ve talked about the relative strength of your renewal cycle — this year being weak relative to ‘02 — and you expect ‘04 to be stronger. Is there any way you can sort of further qualify or quantify the weakness in this year relative to ‘04, and maybe how that compares to ‘02? Do you expect to rebound to similar levels of — that you saw in ‘02 like, just in terms of relative strength, where you’ll be in that cycle next year?

Ray Bingham:	I don’t know that I can compare to ‘02, I don’t really look at it that way. As we plan, as we look at our plan coming into this year, we saw it consisting of renewal activity, which was — as I have stated — is the main driver in the EDA market place today. It consisted of driving new technology into the market place that we’ve been developed internally and we’ve acquired. And it consists of course of the market share displacement and internal tool displacement — the kind of activities that you can chisel out of the market —even in a weak economy.
What’s different about ‘03 is that last part — the channel part or the pipeline part as Bill referred to it — has proven to be, in this cost-conscious environment, the most difficult.
We look forward to next year. We still see those same opportunities. We see an opportunity for a much larger renewal calendar. We see opportunities to continue to drive new technology in the marketplace and we believe that if the economy recovers as we all hope it will, that the channel or pipeline business, gets a lot better.

Rich Valera:	Okay, that’s helpful. And with respect to your emulation bookings last quarter, I think you said you had a record bookings quarter there and this quarter you mentioned it was again strong. Can you just give us a sense? Was it sort of close to that record level again this quarter on the emulation side?

Ray Bingham:	It was another strong quarter and the encouraging part of is that the Incisive platform is opening up some very big opportunities with the kinds of companies that didn’t think they could afford to invest in a big emulation box, but they sure like access to the whole verification suite — including emulation through the platform.

Rich Valera:	And one final one, just on the booking side, in terms of accounting for any debooks, are those — would those have been netted out in any kind of bookings commentary you would offer to us?

Bill Porter:	Yes, Rich. They are.

Rich Valera:	Okay, thanks. That’s all.

Operator:	Our next question comes from the line of Dennis Wassung with Adams, Harkness & Hill. Please proceed with your question.

Dennis Wassung:	Thank you. Bill, you mentioned earlier on the call in your commentary, I think you talked about the cash numbers spent on acquisition in Q2, can you repeat that number?

Bill Porter:	Sure. It’s $80 million used for acquisitions in Q3, Dennis.

Dennis Wassung:	Okay. That was just Q2? You said or...

Bill Porter:	Sorry, Q2. That’s correct.

Dennis Wassung:	Okay. And I guess, secondly from there, just curious at DAC you talked quite a bit about the design-for-manufacturing space, I’m wondering if there’s any progress in that area that you can comment on here or in addition to that, the DFT area I know you’ve been working a lot with the IBM technology, I was wondering if any progress there in terms of productizing any of those efforts?

Penny Herscher:	I’ll take that one, Dennis. So in DFM we continued to invest heavily and we’re pleased with some customer relationships developing there. We won’t be announcing strategy until 2004. With respect to DFT, we are currently bringing the IBM technology to market, through a service model, not ready for production today. But getting extremely strong endorsements from major IDMs as to the power of the technology.
So, watch this space, we will bring it to market, but we’re making sure that it’s ready.

Dennis Wassung:	Because it’s likely in 2004 story as well?

Penny Herscher:	You’ll see and hear more of the story within the next 12 months as well, yeah.

Dennis Wassung:	Okay. And additionally, you’d mentioned a new, I think X architecture technology license in Japan in Q2, can you elaborate on that at all?

Penny Herscher:	No, we’re keeping it — the terms — confidential at the customer’s request. But it’s a major Japanese semiconductor manufacturer who’s licensing the technology for production and design.

Dennis Wassung:	Okay, and I guess lastly, question for Ray. You’re talking about just no real rebound in the IC space at this point. Still tough conditions out there. Can you comment just I guess on design activity? Obviously customers are not willing to open up the checkbooks too much here, but are you seeing any increases, I guess projects being given the green light, or I guess design activity in general, while the customers are sort of just holding their EDA spending constant. Is there any of that happening as pricing is just put under pressure here and they are demanding more tools for the same amount of dollars?

Ray Bingham:	Yeah. I mean, there are two things going on up there. If I’m running an IC company, I’m looking to grow something. If I can meaningfully grow the top line, I’m going to grow the bottom line. And that’s the pervasive view in IC companies, in electronics companies today.

At the same time they all look at the same things we do as they understand they’re in growth, they’re in a growth business. And they’re hopeful that it says we are beginning to see the beginnings of a pick-up. And so we are seeing a moderate pickup in design activity. I think that’s consistent with our view that we’re beginning to see a pick up in the move to 90 nanometers. The investment in the 90 nanometers flows.

Dennis Wassung:	Okay. And would you say those increases you are seeing on the design activity side are sort of specific to those areas you talked about namely, consumer wireless, hand-helds, those types of areas, or is it more broad across the electronics environment?

Ray Bingham:	No, it’s consistent. Where you see encouraging areas — wireless, broadband, it’s our wireless consumer. That’s what the design activities are happening because that’s where they can justify it from a end market point of view.

Dennis Wassung:	Okay. I think you’d mentioned earlier on percentage of design , I guess design activity out there right now, still at 180 nanometers. What was that number again? And can you qualify a sort of given estimate is where you think 130 and 90 are and relative to that as well?

Ray Bingham:	Well I’m referring to prognostications here, but the industry data that I see is that somewhere between 70% and 80% of all designs today are being done at 180 or larger. That same study that I was looking at actually last night, suggests that the number is more like 60% next year at 180, which means it’s moving to 150 to 130 and beyond.

Dennis Wassung:	Okay. So are you talking about current design activity or current chips in the market that you’d say?

Ray Bingham:	Chips.

Dennis Wassung:	Okay. Very good. Thank you much for your help.

Ray Bingham:	Thank you.

Operator:	Our next questioning comes from the line of Arnab Chanda with Lehman Brothers. Please proceed with your question.

Arnab Chanda:	Thank you. Just a couple of questions. First is, you know, it seems like a — you sort of see growth, you saw some growth in second quarter after sort of a few quarter decline, and then you’re again posing a decline in third quarter, is there something that changed you in the quarter? Is there something happened that was sort of an unanticipated for this to happen? And I have couple of follow-ups.

Bill Porter:	No, Arnab, I don’t think there’s anything that’s happening here in terms of cycles. For the year, we saw things pick up slowly in the first half and that’s just what you’re seeing reflected really in the second half in terms of revenue, given our subscription model, a little bit of a weaker outlook in bookings that we’ve seen, is going to flow into the second quarter, excuse me, second half.
And also the other thing that we have seen is, you know, very good strength, particularly in the second quarter, with our hardware revenue, because we had very strong quarters in Q1 and Q2. We still see good bookings activity in Q3. But not as much turning into revenue based on shipments. So, you know, those are some tactical things, but that’s just, you know, what is reflected in the total year. Nothing dramatically changing, I think that 10%, that is really something we saw in the pipeline business, and that’s just being reflected in the second half . . .

Arnab Chanda:	Uh-hum.

Bill Porter:	Nothing more significant than that.

Arnab Chanda:	Thank you. And then a one follow-up question so, you know, it’s great that you’ve been able to, you know, control the cost, you’re not changing much of the bottom line. But you’re — it seems like you’re expecting kind of a pretty big move up in the fourth quarter. Is there something that suggests that? I mean, you know, obviously you made a couple of acquisitions or changes which gives you some revenues. Maybe you could show some light on that?

Bill Porter:	Arnab, Sorry, we got cut-off during the question, didn’t quite get the full question. Could you repeat it please?

Arnab Chanda:	Yeah, sure. Basically, what I was suggesting is that, it seems like you’re expecting a fourth quarter bump up in revenues, and I was just curious, you made a couple of acquisitions that you announced and obviously the change in business model in Japan, could you talk a little bit about, you know, where you expect that revenue bump up to come from to get to your sort of numbers? Thank you.

Bill Porter:	Sure. We will be getting, some additional traction from those technologies that are coming in. It takes about a quarter to get everything in place and moving. And then also, you know, to Q4, we’ve got some scheduled business that we feel pretty confident about. So it’s combination of both of those activities. The cycle is just picking up in the fourth quarter.

Arnab Chanda:	Thanks a lot.

Operator:	Our next question comes from the line of Raj Seth with the SG Cowen. Please proceed with your follow-up question.

Raj Seth:	Thanks. Question has been answered.

Operator:	Our next question comes from the line of Bill Frerichs With DA Davidson and Company. Please proceed with your follow-up question.

Bill Frerichs:	Yes, Bill and Ray. First of all, the spending or the cost and expenses reduction year-over-year for the second half. Those are year-over-year down comparisons, right?

Bill Porter:	That’s correct. Year-over-year down.

Bill Frerichs:	Okay. And then...

Bill Porter:	At 20%

Bill Frerichs:	Twenty percent. So I should look at last year’s second half and did you include your cost of goods or is it just expenses? Or is it all cost ?

Bill Porter:	It’s all cost and expenses, Bill.

Bill Frerichs:	Okay, great. And then, finally, do you have to grow bookings into the second half to get to your down 10% target?

Bill Porter:	Yes, we do expect bookings to grow during the second half, just as the cycle picks up.

Bill Frerichs:	Great. Okay, thank you very much.

Operator:	I’m showing there are no further questions at this time. Please continue with your presentation or closing remarks.

Ray Bingham:	Everyone, I just want to...

Operator:	Ladies and gentlemen, please stand by, your conference call will resume momentarily.
Ladies and gentlemen, please stand by, your conference call will resume momentarily.
Ladies and gentlemen, that does conclude your conference call for today. We thank you your participation and ask that you please disconnect your line.

END

Additional Information

The following information is not part of the transcript of Cadence’s earnings call. The transcript above includes forward looking statements based on current expectations or beliefs, as well as a number of preliminary assumptions about future events that are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Readers are cautioned not to put undue reliance on these forward looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties and other factors, many of which are outside the control of Cadence, including, among others: Cadence’s ability to compete successfully in the design automation product and the commercial electronic design and methodology services industries; the mix of products and services sold and the timing of significant orders for its products; economic uncertainty; fluctuations in rates of exchange between the U.S. dollar and the currencies of other countries in which Cadence does business; and the acquisition of other companies or the failure to successfully integrate them.

For a detailed discussion of these and other cautionary statements, please refer to the company’s filings with the Securities and Exchange Commission. These include the company’s Annual Report on Form 10-K for the year ended December 28, 2002 and Quarterly Report on Form 10-Q for the quarter ended March 29, 2003.

For a detailed reconciliation of Cadence’s pro forma earnings and pro forma diluted earnings per share to GAAP earnings and earnings per share, please refer to the reconciliations set forth below.

In the calculation of the company’s pro forma earnings and pro forma diluted earnings per share for this and other periods, Cadence has excluded one or more of the following items: amortization of acquired intangibles, amortization of deferred stock compensation, restructuring and other charges and write off of in-process technology from acquisitions, tax provisions, inventory write-downs, equity investment write-downs and certain non-routine legal costs. Cadence management uses pro forma earnings and pro forma diluted earnings per share to evaluate the performance of its core business of developing and selling its products and services and to estimate its future core performance, before taking into account the effect of typically non-cash items that are variable and difficult to predict form period to period.

Cadence management believes that the items excluded from its pro forma calculations are generally infrequent and somewhat unpredictable events or events whose impact on earnings will be resolved over a reasonably short, finite period of time. By excluding these variable and unpredictable, generally non-cash items that do not arise from the company’s core business operations, Cadence management believes it can better compare the revenues and costs of its operating business to the past and future operations of that operating business.

Though Cadence management finds these pro forma measures useful for evaluating aspects of Cadence’s business, its reliance on these measures is limited because these excluded items often have a material effect on Cadence’s earnings and earnings per share calculated in accordance with GAAP. Therefore, Cadence management always uses the pro forma earnings and earnings per share measures in conjunction with GAAP earnings and earnings per share measures. Just because an item may be non-cash does not mean it is not important to an understanding of a company’s financial statements. In fact, investors are encouraged to look at GAAP results as the best measure of financial performance. For example, amortization of intangibles, write-downs of assets or in-process technology are important to consider because they represent initial cash expenditures that are merely reported under GAAP across future fiscal periods. Likewise, deferred stock compensation expense is an obligation of the company that should be considered. Restructuring charges require cash outlays and can be triggered by acquisitions or product adjustments, as well as overall company performance within a given business environment. All of these metrics are important to financial performance generally. Therefore, Cadence management typically uses the pro forma earnings and earnings per share measures in conjunction with GAAP earnings and earnings per share measures, to address these limitations.

Cadence believes that presenting pro forma earnings and earnings per share measures provides investors with an additional tool for evaluating the company’s core performance that management uses in its own evaluation of performance, and a pro forma base line for assessing the future earnings potential of the company. While the GAAP results are more complete, the company prefers to allow investors to have this supplemental metric since, with a reconciliation to GAAP, it may provide greater insight into our financial results.

Cadence Design Systems, Inc.
Condensed Consolidated Balance Sheets
June 28, 2003 and December 28, 2002
(In $000’s)

	June 28,	December 28,
	2003	2002

	(Unaudited)
Current Assets:
Cash and cash equivalents	$207,213	$371,327
Short-term investments	34,205	24,286
Receivables, net	327,977	313,968
Inventories	11,277	9,614
Prepaid expenses and other	46,103	39,448

Total current assets	626,775	758,643

Property, plant and equipment, net	421,728	434,491
Acquired intangibles, net	1,058,115	883,339
Installment contract receivables, net	121,170	113,185
Other assets	211,881	248,603

Total Assets	$2,439,669	$2,438,261

Current Liabilities:
Current portion of capital lease obligations	$933	$1,609
Accounts payable and accrued liabilities	268,020	297,399
Deferred revenue	218,060	212,882

Total current liabilities	487,013	511,890

Long-term Liabilities:
Long-term debt and capital lease obligations	35,125	52,659
Other long-term liabilities	285,757	214,407

Total long-term liabilities	320,882	267,066

Stockholders’ equity	1,631,774	1,659,305
Total Liabilities and Stockholders’ Equity	$2,439,669	$2,438,261

Cadence Design Systems, Inc.
Condensed Consolidated Statements of Operations
For the Quarters and Six Months Ended June 28, 2003 and June 29, 2002
(In $000’s, except per share amounts)
(Unaudited)

	Quarters Ended		Six Months Ended

	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002

Revenue:
Product	$160,630	$226,064	$301,912	$445,113
Services	34,801	37,026	67,189	80,292
Maintenance	81,006	81,730	163,212	164,129

Total revenue	276,437	344,820	532,313	689,534

Costs and Expenses:
Cost of product	7,019	29,822	15,230	47,922
Cost of services	23,971	28,784	47,598	61,550
Cost of maintenance	13,929	17,340	29,004	33,768
Marketing and sales	85,265	96,170	168,880	192,951
Research and development	88,376	78,255	173,498	156,445
General and administrative	20,107	25,552	46,784	63,082
Amortization of acquired intangibles	26,017	19,048	51,303	37,697
Amortization of deferred stock compensation	9,517	7,454	19,137	10,947
Restructuring and other charges	1,352	55,523	1,352	73,231
Write-off of acquired in-process technology	3,800	27,400	5,500	27,400

Total costs and expenses	279,353	385,348	558,286	704,993

Loss from operations	(2,916)	(40,528)	(25,973)	(15,459)
Interest expense	(640)	(421)	(1,314)	(900)
Other expense, net	(6,192)	(9,401)	(5,284)	(3,919)

Loss before provision (benefit) for income taxes	(9,748)	(50,350)	(32,571)	(20,278)
Provision (benefit) for income taxes	(1,895)	(4,029)	(5,602)	4,698

Net loss	$(7,853)	$(46,321)	$(26,969)	$(24,976)

Basic net loss per share	$(0.03)	$(0.18)	$(0.10)	$(0.10)

Diluted net loss per share	$(0.03)	$(0.18)	$(0.10)	$(0.10)

Weighted average common shares outstanding	267,887	251,250	268,128	250,453

Weighted average common and potential common shares outstanding — assuming dilution	267,887	251,250	268,128	250,453

Supplemental diluted earnings per share before amortization of acquired intangibles, amortization of deferred stock compensation, restructuring and other charges, write-off of acquired in-process technology, write-down of equity investments to fair value, reserve against inventory, non-recurring legal costs, and income tax effect of pro forma adjustments	$0.09	$0.24	$0.13	$0.47

Cadence Design Systems, Inc.
Pro Forma Condensed Consolidated Statements of Operations
Impact of Pro Forma Adjustments on Reported Net Loss
For the Quarters Ended June 28, 2003 and June 29, 2002
(In $000’s, except per share amounts)
(Unaudited)

	Quarter Ended				Quarter Ended
	June 28, 2003				June 29, 2002

	As Reported	Adjustments		Pro Forma	As Reported	Adjustments		Pro Forma
Revenue:
Product	$160,630	$—		$160,630	$226,064	$—		$226,064
Services	34,801	—		34,801	37,026	—		37,026
Maintenance	81,006	—		81,006	81,730	—		81,730

Total revenue	276,437	—		276,437	344,820	—		344,820

Costs and Expenses:
Cost of product	7,019	—		7,019	29,822	(13,805	)(F)	16,017
Cost of services	23,971	—		23,971	28,784	—		28,784
Cost of maintenance	13,929	—		13,929	17,340	—		17,340
Marketing and sales	85,265	—		85,265	96,170	—		96,170
Research and development	88,376	—		88,376	78,255	—		78,255
General and administrative	20,107	—		20,107	25,552	—		25,552
Amortization of acquired intangibles	26,017	(26,017	)(A)	—	19,048	(19,048	)(A)	—
Amortization of deferred stock compensation	9,517	(9,517	)(B)	—	7,454	(7,454	)(B)	—
Restructuring and other charges	1,352	(1,352	)(C)	—	55,523	(55,523	)(C)	—
Write-off of acquired in-process technology	3,800	(3,800	)(D	—	27,400	(27,400	)(D)	—

Total costs and expenses	279,353	(40,686)		238,667	385,348	(123,230)		262,118

Income (loss) from operations	(2,916)	40,686		37,770	(40,528)	123,230		82,702
Interest expense	(640)	—		(640)	(421)	—		(421)
Other income (loss), net	(6,192)	3,623	(E)	(2,569)	(9,401)	10,000	(E)	599

Income (loss) before provision (benefit) for income taxes	(9,748)	44,309		34,561	(50,350)	133,230		82,880
Provision (benefit) for income taxes	(1,895)	10,881	(G)	8,986	(4,029)	25,578	(G)	21,549

Net Income (loss)	$(7,853)	$33,428		$25,575	$(46,321)	$107,652		$61,331

Basic net income (loss) per share	$(0.03)			$0.10	$(0.18)			$0.24

Diluted net income (loss) per share	$(0.03)			$0.09	$(0.18)			$0.24

Weighted average common shares outstanding	267,887			267,887	251,250			251,250

Weighted average common and potential common shares outstanding — assuming dilution	267,887			273,728	251,250			258,660

Notes:

(A) Non-cash amortization of acquired intangibles

(B) Non-cash amortization of deferred stock compensation

(C) Restructuring and other charges

(D) Write-off of acquired in-process technology

(E) Write-down of equity investments to fair value

(F) Reserve against inventory

(G) Income tax effect of pro forma adjustments

Cadence Design Systems, Inc.
Pro Forma Condensed Consolidated Statements of Operations
Impact of Pro Forma Adjustments on Reported Net Loss
For the Six Months Ended June 28, 2003 and June 29, 2002
(In $000’s, except per share amounts)
(Unaudited)

	Six Months Ended				Six Months Ended
	June 28, 2003				June 29, 2002

	As Reported	Adjustments		Pro Forma	As Reported	Adjustments		Pro Forma
Revenue:
Product	$301,912	$—		$301,912	$445,113	$—		$445,113
Services	67,189	—		67,189	80,292	—		80,292
Maintenance	163,212	—		163,212	164,129	—		164,129

Total revenue	532,313	—		532,313	689,534	—		689,534

Costs and Expenses:
Cost of product	15,230	—		15,230	47,922	(13,805	)(F)	34,117
Cost of services	47,598	—		47,598	61,550	—		61,550
Cost of maintenance	29,004	—		29,004	33,768	—		33,768
Marketing and sales	168,880	—		168,880	192,951	—		192,951
Research and development	173,498	—		173,498	156,445	—		156,445
General and administrative	46,784	—		46,784	63,082	(11,100	)(G)	51,982
Amortization of acquired intangibles	51,303	(51,303	)(A)	—	37,697	(37,697	)(A)	—
Amortization of deferred stock compensation	19,137	(19,137	)(B)	—	10,947	(10,947	)(B)	—
Restructuring and other charges	1,352	(1,352	)(C)	—	73,231	(73,231	)(C)	—
Write-off of acquired in-process technology	5,500	(5,500	)(D)	—	27,400	(27,400	)(D)	—

Total costs and expenses	558,286	(77,292)		480,994	704,993	(174,180)		530,813

Income (loss) from operations	(25,973)	77,292		51,319	(15,459)	174,180		158,721
Interest expense	(1,314)	—		(1,314)	(900)	—		(900)
Other income (loss), net	(5,284)	3,623	(E)	(1,661)	(3,919)	10,000	(E)	6,081

Income (loss) before provision for income taxes	(32,571)	80,915		48,344	(20,278)	184,180		163,902
Provision (benefit) for income taxes	(5,602)	18,172	(H)	12,570	4,698	37,917	(H)	42,615

Net Income (loss)	$(26,969)	$62,743		$35,774	$(24,976)	$146,263		$121,287

Basic net income (loss) per share	$(0.10)			$0.13	$(0.10)			$0.48

Diluted net income (loss) per share	$(0.10)			$0.13	$(0.10)			$0.47

Weighted average common shares outstanding	268,128			268,128	250,453			250,453

Weighted average common and potential common shares outstanding — assuming dilution	268,128			273,239	250,453			259,734

Notes:

(A) Non-cash amortization of acquired intangibles

(B) Non-cash amortization of deferred stock compensation

(C) Restructuring and other charges

(D) Write-off of acquired in-process technology

(E) Write-down of equity investments to fair value

(F) Reserve against inventory

(G) Non-recurring legal costs

(H) Income tax effect of pro forma adjustments

Cadence Design Systems, Inc.
As of July 15, 2003
Impact of Pro Forma Adjustments on Forward Looking Diluted Net Income per Share
(In $000,000’s, except per share amounts)
(Unaudited)

	Quarter Ended
	September 27,	Year Ended
	2003	January 3, 2004

GAAP net income (loss) per share	$(0.18) to $(0.16)	$(0.13) to $(0.09)
Amortization of acquired intangibles	0.10	0.38
Amortization of deferred stock compensation	0.04	0.15
Write-off of in-process technology	0.01	0.03
Restructuring and other charges	0.22	0.24
Write-down of equity investments	0.00	0.01
Income tax effect of reconciling items	(0.08)	(0.20)

Pro forma diluted net income per share	$0.11 to $0.13	$0.48 to $0.52

Cadence Design Systems, Inc.

2001-2003 Revenue Detail by Product Group ($ Millions)

			2001					2002			2003

	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2

Product Revenue:
IC Implementation	96.3	96.3	135.6	117.3	445.5	122.6	137.8	122.4	91.3	474.2	77.6	94.1
IP Creation	64.9	71.0	63.7	93.3	292.9	73.8	71.0	68.0	47.8	260.5	54.2	53.5
PSD	20.1	22.9	18.1	31.1	92.2	22.7	17.2	19.9	17.4	77.2	9.5	13.0

Total Product Revenue	181.3	190.2	217.4	241.7	830.5	219.0	226.1	210.3	156.5	811.9	141.3	160.6
Services	80.0	73.8	58.0	51.5	263.4	43.3	37.0	34.0	35.5	149.8	32.4	34.8
Maintenance	83.4	83.6	84.6	85.0	336.6	82.4	81.7	83.0	84.3	331.3	82.2	81.0
TOTAL REVENUE	344.7	347.6	360.0	378.2	1,430.4	344.7	344.8	327.2	276.3	1,293.1	255.9	276.4

2001-2003 Revenue Detail by Geography ($ Millions)

			2001					2002			2003

	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2

North America	217.0	201.2	178.8	224.1	821.0	204.5	185.7	193.6	160.7	744.4	135.5	151.1
Europe	59.6	85.6	118.3	70.1	333.6	56.6	95.9	61.1	44.3	257.9	44.7	41.6
Japan	48.9	43.5	30.1	58.8	181.3	61.6	36.5	47.1	43.5	188.7	53.4	59.6
Asia	19.1	17.4	32.9	25.2	94.5	22.0	26.7	25.5	27.8	102.0	22.2	24.1
TOTAL REVENUE	344.7	347.6	360.0	378.2	1,430.4	344.7	344.8	327.2	276.3	1,293.1	255.9	276.4